Exhibit 3.1

Certificate of Continuance	Certificat de prorogation

Canada Business Corporation Act	Loi canadienne sur les sociétés par actions

DiaMedica Inc.

_____________________________________________________________________________________________

Corporate name / Dénomination sociale

970609-7

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Corporation number / Numéro de société

I HEREBY CERTIFY that the above-named corporation, the articles of continuance of which are attached, is continued under section 187 of the Canada Business Corporations Act (CBCA).	JE CERTIFIE que la société susmentionnée, dont les clauses de prorogation sont jointes, est prorogée en vertu de l’article 187 de la Loi canadienne sur les sociétés par actions (LCSA).

/s/ Viginie Ethier

Viginie Ethier

____________________________________________________

Director / Directeur

2016-04-11

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Date of Continuance (YYYY-MM-DD)

Date de prorogation (AAAA-MM-JJ)

	FORM 11	FORMULAIRE 11
	ARTICLES OF CONTINUANCE	CLAUSES DE PROROGATION
Form 11	(Section 187)	(ARTICLE 187)
1 – Name of the Corporation DiaMedica Inc.	Dénomination sociale de la société
2 – The province or territory in Canada where the registered office is situated (do not indicate the full address) Manitoba	La province ou le territoire au Canada où est situé le siège social (n’indiquez pas l’addresse complète)
3 – The classes and any maximum number of shares that the corporation is authorized to issue	Categoriés et tout nombre maximal d’actions que la société est autorisée a émettre
The Corporation is authorized to issue one class of shares: Voting Common Shares. Voting Common Shares may be issued in unlimited numbers, for unlimited consideration. See attached Schedule “I”.
4 - Restrictions, if any on share transfers None	Restrictions sur le transfert des actions, s’il y a lieu
5 – Minimum and maximum number of directors (for a fixed number of directors, please indicate the same number in both boxes) Minimum: 1 Maxiumum: 10	Nombre minimal et maximal d’administrateurs (pour un nombre fixe, veuillez indiquer le même nombre dans les deux cases) Minimal: Maximal:
6 - Restrictions, if any, on business the corporation may carry on Not applicable	Limites imposées à l’activité commerciale de la société, s’il y a lieu
7 - (1) If change of name effected, previous name Not applicable (2) Details of incorporation Incorporated in Manitoba on January 21, 2000	(1) S’il y a changement de dénomination sociale, indiquer la dénomination sociale antérieure (2) Détails de la constitution
8 - Other provisions, if any None	Autres dispositions, s’il y a lieu
9 - Declaration: I hereby certify that I am a director or an officer of the corporation.	Déclaration: J’atteste que je suis un administrateur ou un dirigeant de la société
Signature /s/ Rick Pauls	Printed name – Nom en lettres moulées Rick Pauls

Note:  Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000.00 or to imprisonment for a term no exceeding six months or both (subsection 250(1) of the CBCA).

Nota:   Faire un fausse déclaration consitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5,000 $ ou d’un emprisonment, maximal de six mois, ou de ces deux peines (paragraph 250(1)de la LCSA).

Canada

Schedule / Annexe

Description of Classes of Shares / Description des categories d’action

The Corporation is authorized to issue one class of shares: Voting Common Shares. The shares may be issued in unlimited numbers, for unlimited consideration.

See attached Schedule “I”

SCHEDULE “I”

to Article 3 of the Articles of Continuance of

DIAMEDICA INC.

1.	In these Articles of Continuance, unless the context otherwise requires:

“Articles” means the articles of continuance of the Corporation, as shall be in force from time to time.

2.	The Voting Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)

The holders of the Voting Common Shares shall in each financial year of the Corporation be entitled to receive, if declared by the Directors of the Corporation out of the monies or other property of the Corporation properly applicable to the payment of dividends, non-cumulative dividends in an amount to be determined by and in the discretion of the Directors of the Corporation. If in any year the Directors of the Corporation in their discretion decide to declare a dividend, the same amount of dividend must be declared on each such share, without preference or distinction. If in any year the Directors in their discretion do not declare any dividend, then the rights of the holders of the Voting Common Shares to any dividend for the year shall forever be extinguished.

(b)

It shall be in the sole discretion of the Directors of the Corporation whether in any financial year of the Corporation any dividend is declared on the shares of the Corporation, provided that the provisions of paragraphs 2(a) shall always be complied with. For purposes of greater certainty, it is herewith stated that a dividend may be paid in money or property or by issuing fully paid shares of the Corporation.

(d)

The holders of Voting Common Shares shall be entitled to one vote for each Voting Common Share held by them at all meetings of Shareholders except meetings at which, pursuant to the Canada Business Corporations Act, only holders of a specified class of shares are entitled to vote.

3.           A holder of fractional shares issued by the Corporation shall be entitled proportionately to all the rights and privileges attaching to a whole share of the same class, including, without limiting the generality of the foregoing, the right to receive the appropriate portion of dividend, to receive the appropriate portion of the redemption amount if such class of shares are otherwise redeemable, and to exercise voting rights in respect of the fractional share if such class of shares is otherwise entitled to vote.

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